EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACTS:   Dave Stedman
         President
         LION, Inc.
         800-546-6463

LION Announces Sale of Mortgage 101 Website Property

Seattle, WA - September 28, 2007 - LION, Inc. (OTC Bulletin Board: LINN) announced today that it had sold the Company’s Mortgage 101 website and certain related assets to Internet Brands, Inc. (“Internet Brands”) pursuant to an asset purchase and sale agreement.  Under the agreement, Internet Brands paid the Company $5,000,000 and agreed to pay up to an additional $350,000 by December 31, 2007, subject to certain post-closing adjustments.  Internet Brands also assumed liabilities arising from the purchased assets after closing, including all post-closing liabilities for performance under the contracts assumed by Internet Brands in the transaction.  The Company will provide transition services to Internet Brands to affect the timely delivery and installation of the technology platform, databases and software comprising the Mortgage 101 property.

The Mortgage 101 website is a consumer portal that connects potential mortgage applicants with a network of mortgage lenders who offer mortgage programs, rates and services. The website also provides education to home buyers and owners through informative articles, interactive calculators and real-time rate comparison technology. Mortgage 101 is one of the leading sources of leads for real estate financing by mortgage originators and is a preferred platform for them to market to their customers. Mortgage 101 generates revenue from its pay-per-lead program, through participation by customers in its rate and directory listings offerings, and through the sale of advertising.

“We are very pleased with the sale of Mortgage 101,” stated David Stedman, President of LION, Inc. “The sale improves the Company’s financial footing, enabling us to streamline and manage continuing operations in a difficult mortgage market as we continue to explore a variety of strategic alternatives.”

 “We are delighted to add Mortgage 101 to our home division, which has websites spanning the lifecycle of home-related activities, including financing, purchasing, leasing and home improvement,” stated Robert N. Brisco, Internet Brands Chief Executive Officer.  “Mortgage 101 has substantial organic traffic and has consistently generated strong performance for mortgage advertisers whether buying leads, displaying rates or purchasing banners.”

About LION, Inc.

LION, Inc. is a provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2.5 trillion mortgage industry.  LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools.  For more information about LION, please visit www.lioninc.com

About Internet Brands, Inc.

Los Angeles-based Internet Brands (www.internetbrands.com) is a leading operator of media and e-commerce sites for large ticket consumer purchases, such as cars, real estate, mortgages and travel. The company empowers consumers to make better product choices and save money. Internet Brands' sites deliver superior content and consumer insight and have received dozens of "best-in-class" awards.

Internet Brands' automotive division includes CarsDirect.com, Autos.com, Wikicars.org, GreenHybrid.com and Autodata Solutions. The company's home division includes DoItYourself.com, LoanApp.com, Loan.com, RealEstateABC.com, and ApartmentRatings.com. Internet Brands' travel division includes VacationHomes.com, Vamoose.com, Wikitravel.org, World66.com, BBOnline.com, CruiseMates.com, CruiseReviews.com, and FlyerTalk.com.

Internet Brands was founded in 1998 as CarsDirect and added the new parent company name of Internet Brands in June 2005.

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This press release contains forward-looking statements that involve risks and uncertainties concerning our performance of transition services under the agreement with Internet Brands and our business, operations, and prospects.  Actual results may differ materially from the results predicted. We believe that these potential risks and uncertainties include, without limitation: the effects of continuing instability in the mortgage industry; interest rate changes; housing and consumer trends affecting home purchases; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors.  Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of September 28, 2007, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including (without limitation) under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which is on file with the Securities and Exchange Commission.  Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.